News Release

Date: February 8, 2005	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com
Nalco Holding Company Sales Reach $3 Billion; Debt Payments Exceed $402 Million	Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

(Naperville, Illinois) Nalco Holding Company achieved 2004 sales of more than $3 billion, supported by accelerating fourth quarter revenues. For the year, sales grew 9.6 percent to $3.03 billion, with organic sales - excluding acquisition, divestiture and currency impacts - up 5.2 percent from the 2003 base of $2.77 billion.

“When I joined Nalco in the fall of 2003, we set a medium-term target of growing our base business at a 5-percent annual rate. After just one full year, Nalco has already achieved this target, showing the value of focusing the whole Company on organic growth,” said Nalco Chairman and Chief Executive Officer Dr. William H. Joyce.

Nalco made payments to reduce debt by more than $402 million in 2004, including a reduction in its senior discount note debt of $162.3 million that was paid with a portion of proceeds from its November Initial Public Offering (IPO). For the year, these payments were offset by the January 2004 addition of the senior discount note debt, proceeds of which were paid as a dividend.

The Company’s 2004 net loss was $138.8 versus a prior-year loss of $182.3 million - although both years’ reported results were driven by significant special items. Operating earnings improved to $195.4 million in 2004 versus a prior-year loss of $23.1 million. Charges impacting 2004 net income included a non-cash purchase accounting expense of $122.3 million for In-Process Research and Development and several expenses related to the 2003 acquisition of Nalco and its 2004 IPO that are detailed in an attached schedule. In 2003, net income was reduced by a $244.4 million goodwill impairment charge and by acquisition-related expenses.

Adjusted EBITDA, a non-GAAP measure used to determine compliance with the Company’s debt covenants, increased to $585.3 million for the year. The 10.9 percent improvement was in line with the Company’s previously announced target of achieving double-digit growth from its 2003 EBITDA of $527.9 million (excluding pro forma cost savings). Nalco exceeded its 2004 cost reduction objective of $75 million, delivering savings of $88 million, with a full-year run rate impact of $110 million. To reach its cost objectives, the Company eliminated 380 positions from functional support areas during the past 14 months, and then reinvested by adding 230 sales engineers and service technicians to its customer-facing teams.

NALCO COMPANY

“Our sales performance, EBITDA results and debt repayment achievements match or exceed the projections we made in early 2004. Overall, we are pleased with the direction of our performance and we continue to see opportunities to improve,” Dr. Joyce said.

Technology introductions aided sales for the year and the quarter. Sales of 3D TRASAR® cooling water stress management systems continue to run ahead of plan after being launched primarily in North America in the second quarter. Training of sales engineers for this best-in-class cooling water technology is now underway in other regions. Development and deployment of Freeflow™ Low Dose Hydrate Inhibitors (LDHI) helped Nalco expand its flow assurance and asset integrity leadership at Deepwater oil and gas exploration and production sites. A new line of grade-based SMART Solutions™ technologies is being launched in the paper industry to improve customer operating efficiencies and finished product quality.

“After the distractions faced by Nalco employees in 2003, we clearly saw the benefits of focus and direction on 2004 results,” Dr. Joyce noted. “When we focus on solving our customers’ problems and developing innovative technologies that deliver measurable results, we are able to grow quickly.”

Sales grew across Nalco’s business segments during the year. Energy Services led sales growth with an 11.8 percent increase, followed by Industrial and Institutional Services (up 9.4 percent) and Paper Services (up 6.5 percent). Other segment sales grew 15 percent, primarily as a result of sales brought to our Katayama Nalco joint venture in Japan by our partner Katayama Chemical Inc.

Fourth quarter results

Fourth quarter sales grew 14.7 percent to $805.4 million, with strong organic growth supported by currency benefits and the Katayama Nalco joint venture. The quarter’s 8.5 percent organic sales increase marked the fourth straight quarter of improved organic sales results. Organic sales grew 3.1 percent in the first quarter, 4.3 percent in the second quarter and 4.9 percent in the third quarter.

Strong fourth quarter sales were aided in part by advance purchases by some customers to ensure supply in advance of Nalco’s conversion to SAP in Europe. Nalco estimates that this stock-up added less than $10 million in sales to the fourth quarter - pulling from expected 2005 first quarter results. In addition, the late sugar-processing season in North America moved a modest amount of sales into the fourth quarter that had initially been anticipated in the third quarter.

NALCO COMPANY

Acquisition and IPO-related expenses led to a fourth quarter net loss of $16.5 million, or 14 cents per share based on an average share count of 118.9 million shares outstanding. Fourth quarter adjusted EBITDA increased 14.5 percent to $147.3 million from $128.6 million (excluding pro forma cost savings).

Gross margins declined from 2003 fourth quarter results after adjusting those results for an inventory step-up related to purchase accounting. Continued raw material cost pressures, significantly elevated freight costs and mix issues were partly offset by pricing improvement.

“Price increases we took in the fourth quarter started to gain traction, but we have not yet caught our pricing up to the impacts of raw material cost increases. In addition, raw material supply shortages have placed us in a position of paying higher-than-normal freight costs on a substantial percentage of our shipments,” said Dr. Joyce. “These issues are clearly in view and receiving substantial attention.”

Nalco’s business segments all contributed to the Company’s sales growth in the fourth quarter. Energy Services grew 12.8 percent, followed by Industrial and Institutional Services at 11.5 percent and Paper Services at 8.4 percent. The Other Segment grew to $53.9 million in sales from $26.4 million the prior year, benefiting from 14 percent organic growth and sales brought to our Katayama Nalco joint venture in Japan by our partner Katayama Chemical Inc. Operating earnings in the fourth quarter improved to $80.8 million in 2004 from $19.6 million in 2003.

2005 Expectations

“Our expectations for 2005 remain the same: 5-percent base business organic sales growth supported by additional growth as we begin strategic development of alternate channels. We also intend to continue delivering double-digit EBITDA growth and to pay down well over $200 million in debt during the year. We have set an improved growth path for Nalco and intend to continue moving this direction,” said Dr. Joyce.

The Company successfully converted its information system in Europe to SAP in early January, which will substantially lower information technology capital demands in 2005. “The decline in I.T. spend will be offset by increased investment in our supply chain and particularly in providing reactor capacity for some fast-growing product lines. In total, our capital spending is expected to continue in the range of $100 million,” Dr. Joyce noted.

NALCO COMPANY

Cost control actions will also continue as we move forward, Dr. Joyce added. “We expect to use work process redesign to capture a cost savings benefit of $75 million in 2005. These savings will more than offset increased salaries and benefits, one-time and inflationary cost increases, and investments in sales engineers, service technicians and research programs. In addition we expect a bottom-line benefit from continuing sales growth and margin recapture,” he said.

The Company's effective tax rate for 2005 should be around 50 percent. This high effective tax rate is due to the potential repatriation of earnings from our non-U.S. subsidiaries to pay down our acquisition debt in the United States. Nalco is evaluating a provision in the American Jobs Creation Act of 2004 that created a special, one-time incentive to repatriate accumulated earnings outside the United States at an effective tax rate of 5.25 percent. Whether we will take advantage of this provision depends upon an evaluation of a number of factors, including reviewing future guidance from Congress and the Treasury Department. The range of possible amounts that Nalco is considering for repatriation under this provision is between zero and $500 million. While this would not lower our tax rate in 2005, it would help the Company reduce foreign taxes on a longer-term basis.

Nalco will discuss fourth quarter and full year results on a conference call and Webcast to be held today at 11:00 a.m. ET. Information on the call and Webcast is available on our Web site www.nalco.com.

Nalco (NYSE: NLC) is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of $3 billion.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

NALCO COMPANY

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated and Combined Statements of Operations (Unaudited)
3.	Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA, Pro Forma EBITDA, and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Share Base and Earnings Per Share

NALCO COMPANY

Nalco Holding Company and Subsidiaries

Condensed Consolidated Balance Sheets
(dollars in millions)

	(Unaudited)
	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$33.3	$100.0
Accounts receivable, less allowances of $21.1 in 2004 and $21.0 in 2003	594.2	482.9
Inventories:
Finished products	245.4	233.6
Materials and work in process	68.1	61.5
	313.5	295.1
Prepaid expenses, taxes and other current assets	90.1	97.6
Total current assets	1,031.1	975.6

Property, plant, and equipment, net	847.3	865.6
Intangible assets:
Goodwill	2,368.3	2,500.1
Other intangibles, net	1,323.6	1,408.9
Other assets	363.6	413.6
Total assets	$5,933.9	$6,163.8

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$261.9	$155.9
Short-term debt	17.7	51.9
Other current liabilities	311.7	321.0
Total current liabilities	591.3	528.8

Other liabilities:
Long-term debt	3,424.8	3,262.8
Deferred income taxes	484.8	624.0
Accrued pension benefits	411.7	374.1
Other liabilities	296.8	293.5

Minority interest	14.1	11.6
Shareholders’ equity	710.4	1,069.0
Total liabilities and shareholders’ equity	$5,933.9	$6,163.8

ATTACHMENT 1

NALCO COMPANY

Nalco Holding Company and Subsidiaries

Condensed Consolidated and Combined Statements of Operations (Unaudited)
(dollars in millions, except per share data)

	Successor	Note	Successor	Note
	Three Months ended December 31, 2004	Three Months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2003

Net sales	$805.4	$702.5	$3,033.3	$2,766.6
Operating costs and expenses:
Cost of product sold	423.8	370.0	1,552.2	1,362.8
Selling, administrative, and research expenses	275.8	284.5	1,065.4	1,077.1
Impairment of goodwill	-	-	-	244.4
Amortization of intangible assets	23.3	22.5	96.3	84.3
In-process research and development	-	-	122.3	-
Business optimization expenses	1.7	5.9	1.7	21.1
	724.6	682.9	2,837.9	(2,789.7)

Operating earnings (loss)	80.8	19.6	195.4	(23.1)

Other income (expense), net	(50.5)	(7.1)	(57.0)	(20.1)
Interest income	2.5	2.3	10.2	7.7
Interest expense	(63.1)	(53.1)	(250.8)	(82.3)

Loss before income taxes	(30.3)	(38.3)	(102.2)	(117.8)

Income tax provision (benefit)	(16.0)	(9.7)	30.8	60.4

Minority interests	(2.2)	0.3	(5.8)	(4.1)
Net loss	$(16.5)	$(28.3)	$(138.8)	$(182.3)
Net loss per share:
Basic and diluted	$(0.14)	n/a	$(1.42)	n/a
Weighted-average shares outstanding (millions)	118.9	n/a	97.7	n/a

Note: The 2003 information is presented on a combined basis for comparative purposes, and has been derived from the unaudited statement of operations for the nine months ended September 30, 2003 (Predecessor) and the audited statements of operations for the periods January 1, 2003 through November 3, 2003 (Predecessor) and November 4, 2003 through December 31, 2003 (Successor).

n/a - Loss per share is not presented for the three months and year ended December 31, 2003 because the 2003 information includes Predecessor periods, and there were no shares outstanding during those periods.

ATTACHMENT 2

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated and Combined Statements of Cash Flows (Unaudited)
(dollars in millions)

	Successor	Note
	Year ended December 31, 2004	Year ended December 31, 2003
Operating activities
Net loss	$(138.8)	$(182.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	114.3	124.3
Amortization	96.3	84.3
Impairment of goodwill	-	244.4
In-process research and development	122.3	-
Amortization of deferred financing costs and accretion of senior discount notes	49.1	17.4
Other, net	24.2	(75.8)
Changes in operating assets and liabilities	(29.9)	20.8
Net cash provided by operating activities	237.5	233.1

Investing activities
Acquisition of Ondeo Nalco Group	-	(4,127.1)
Purchase price adjustment on acquisition of Ondeo Nalco Group	25.3	-
Additions to property, plant, and equipment, net	(91.8)	(101.2)
Business purchases/sales, net	(2.3)	(10.1)
Other investing activities	(3.4)	81.0
Net cash used for investing activities	(72.2)	(4157.4)

Financing activities
Cash dividends	-	(29.0)
Changes in short-term debt, net	(34.8)	(264.4)
Proceeds from long-term debt	719.7	3,214.8
Repayments of long-term debt	(639.3)	(9.1)
Redemption premium on early repayment of debt	(14.6)	-
Deferred financing costs	(1.2)	(92.4)
Capital contributions (distributions), net	(982.2)	1,079.6
Proceeds from offering of common stock, net	720.5	-
Other	(0.9)	(3.4)
Net cash provided by (used for) financing activities	(232.8)	3,896.1
Effect of exchange rate changes on cash and cash equivalents	0.8	7.7
Decrease in cash and cash equivalents	(66.7)	(20.5)
Cash and cash equivalents at beginning of period	100.0	120.5
Cash and cash equivalents at end of period	$33.3	$100.0

Note: The 2003 information is presented on a combined basis for comparative purposes, and has been derived from the unaudited statement of cash flows for the nine months ended September 30, 2003 (Predecessor) and the audited statements of cash flows for the periods January 1, 2003 through November 3, 2003 (Predecessor) and November 4, 2003 through December 31, 2003 (Successor).

ATTACHMENT 3

NALCO COMPANY

Nalco Holding Company and Subsidiaries

Segment Information
(Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

	Successor	Note	Successor	Note
	Three Months ended December 31, 2004	Three Months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2003

Industrial and Institutional Services	$365.3	$327.5	$1,402.0	$1,282.1
Energy Services	213.2	189.0	805.4	720.1
Paper Services	173.0	159.6	663.0	622.8
Other	53.9	26.4	162.9	141.6
Net sales	$805.4	$702.5	$3,033.3	$2,766.6

Note: The 2003 information is presented on a combined basis for comparative purposes, and has been derived from the unaudited statement of operations for the nine months ended September 30, 2003 (Predecessor) and the audited statements of operations for the periods January 1, 2003 through November 3, 2003 (Predecessor) and November 4, 2003 through December 31, 2003 (Successor).

ATTACHMENT 4

NALCO COMPANY

Nalco Holding Company and Subsidiaries

Segment Information (Continued)
(Unaudited)
(dollars in millions)

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

	Successor	Note	Successor	Note
	Three Months ended December 31, 2004	Three Months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2003
Segment direct contribution:
Industrial and Institutional Services	$94.0	$76.9	$351.7	$318.7
Energy Services	42.4	34.9	167.2	154.9
Paper Services	39.2	35.4	151.3	143.6
Other	(18.7)	(39.9)	(64.1)	(72.5)
Total segment direct contribution	156.9	107.3	606.1	544.7

Expenses not allocated to segments:
Administrative expenses	51.1	59.3	190.4	218.0
Impairment of goodwill	-	-	-	244.4
Amortization of intangible assets	23.3	22.5	96.3	84.3
In-process research and development	-	-	122.3	-
Business optimization expenses	1.7	5.9	1.7	21.1
Operating earnings (loss)	80.8	19.6	195.4	(23.1)
Other income (expense), net	(50.5)	(7.1)	(57.0)	(20.1)
Interest income	2.5	2.3	10.2	7.7
Interest expense	(63.1)	(53.1)	(250.8)	(82.3)
Loss before income taxes	$(30.3)	$(38.3)	$(102.2)	$(117.8)

Note: The 2003 information is presented on a combined basis for comparative purposes, and has been derived from the unaudited statement of operations for the nine months ended September 30, 2003 (Predecessor) and the audited statements of operations for the periods January 1, 2003 through November 3, 2003 (Predecessor) and November 4, 2003 through December 31, 2003 (Successor).

ATTACHMENT 4 (Continued)

NALCO COMPANY

Nalco Holding Company and Subsidiaries

EBITDA, Pro Forma EBITDA, and Adjusted EBITDA (Unaudited)
(dollars in millions)
	Successor	Note	Successor	Note
	Three Months ended December 31, 2004	Three Months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2003

Net loss	$(16.5)	$(28.3)	$(138.8)	$(182.3)
Income tax provision (benefit)	(16.0)	(9.7)	30.8	60.4
Interest expense, net of interest income	60.6	50.8	240.6	74.6
Depreciation	33.6	32.7	114.3	124.3
Amortization	23.3	22.5	96.3	84.3
EBITDA	85.0	68.0	343.2	161.3

Sublease rent expense	-	(0.8)	-	(8.7)
Purchase accounting for pensions	-	0.7	-	7.9
Suez management fees	-	0.6	-	2.9
Charges to Suez	-	-	-	(0.4)
Pro forma EBITDA	85.0	68.5	343.2	163.0

In-process research and development	-	-	122.3	-
Write-off of inventory step-up	0.1	21.2	14.6	21.2
Impairment of goodwill	-	-	-	244.4
Business optimization expenses	1.7	5.9	1.7	21.1
Asset write-offs	1.1	(0.3)	1.1	4.2
Profit sharing expense funded by Suez	2.1	5.2	20.7	17.7
Pension settlement and curtailment	-	7.8	-	7.8
Sponsor monitoring fees	2.8	1.8	11.2	1.8
Franchise taxes	(0.1)	1.9	2.2	0.9
Non-cash rent expense	(1.8)	0.8	1.6	2.4
Non-wholly owned entities	3.7	(1.6)	7.0	(1.1)
Gain on sale, net of expenses	(0.1)	2.2	0.2	13.5
Early extinguishment of debt	13.7	-	13.7	-
Other unusual charges	39.1	15.2	45.8	31.0
	147.3	128.6	585.3	527.9
Estimated cost reductions	-	7.5	-	30.0
Adjusted EBITDA	$147.3	$136.1	$585.3	$557.9

Note: The 2003 information is presented on a combined basis for comparative purposes, and has been derived from the unaudited statement of operations for the nine months ended September 30, 2003 (Predecessor) and the audited statements of operations for the periods January 1, 2003 through November 3, 2003 (Predecessor) and November 4, 2003 through December 31, 2003 (Successor).

ATTACHMENT 5

NALCO COMPANY

Nalco Holding Company and Subsidiaries

Free Cash Flow
(Unaudited)
(dollars in millions)

	Successor	Note	Successor	Note
	Three Months ended December 31, 2004	Three Months ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2003

Net cash provided by (used for) operating activities	$(18.6)	$(29.6)	$237.5	$233.1
Minority interests	(2.2)	0.3	(5.8)	(4.1)
Payable to shareholder	-	5.3	-	(6.2)
Securitized accounts receivable, net	-	87.0	-	87.0
Additions to property, plant, and equipment, net	(34.1)	(34.3)	(91.8)	(101.2)
Free cash flow	$(54.9)	$28.7	$139.9	$208.6

Note: The 2003 information is presented on a combined basis for comparative purposes, and has been derived from the unaudited statement of cash flows for the nine months ended September 30, 2003 (Predecessor) and the audited statements of cash flows for the periods January 1, 2003 through November 3, 2003 (Predecessor) and November 4, 2003 through December 31, 2003 (Successor)

ATTACHMENT 6

NALCO COMPANY

Nalco Holding Company
Share Base and Earnings Per Share
2004 By Quarter

	Q1		Q2		Q3		Q4		YTD		YTD
	2004		2004		2004		2004		2004		2003
US$ in millions (except per share data)	Actual	EPS Impact	Actual	EPS Impact	Actual	EPS Impact	Actual	EPS Impact	Actual	EPS Impact	Actual
Net Income	(126.7)		2.4		2.0		(16.5)		(138.8)		(182.3)

Number of Shares Outstanding - Basic		90.6		90.6		90.6		118.9		97.7
Number of Shares Outstanding - Diluted		90.6		90.6		90.6		118.9		97.7

EPS, Basic		-$1.40		$0.03		$0.02		-$0.14		-$1.42
EPS, Diluted		-$1.40		$0.03		$0.02		-$0.14		-$1.42

Net Income was reduced by the following items (net of tax):
In-process research and development	122.3	$1.35	-	$0.00	-	$0.00	-	$0.00	122.3	$1.25	-
Write-off of inventory step-up	9.8	$0.11	0.3	$0.00	-	$0.00	0.1	$0.00	10.2	$0.10	14.8
Impairment of goodwill	-	$0.00	-	$0.00	-	$0.00	-	$0.00	-	$0.00	244.4
Business optimization expenses	-	$0.00	-	$0.00	-	$0.00	1.1	$0.01	1.1	$0.01	13.7
Profit sharing expense funded by Suez	2.6	$0.03	5.0	$0.06	4.0	$0.04	1.3	$0.01	12.9	$0.13	11.0
Sponsor monitoring fees	1.6	$0.02	2.0	$0.02	1.7	$0.02	1.7	$0.01	7.0	$0.07	2.9
Early extinguishment of debt	-	$0.00	-	$0.00	-	$0.00	8.7	$0.07	8.7	$0.09	-
Other unusual charges	0.7	$0.01	2.2	$0.02	1.4	$0.02	24.2	$0.20	28.5	$0.29	6.5
	137.0		9.5		7.1		37.1		190.7		293.3

ATTACHMENT 7